Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

by and between

Diamond Jo Worth, LLC

and

Peninsula Gaming Partners, LLC

DATED:   As of July 19, 2005

TABLE OF CONTENTS

ARTICLE 1	TERM AND APPOINTMENT OF OPERATOR

1.01.	Appointment and Term

1.02.	Management of the Business

1.03.	Relation of the Parties

1.04.	Affiliates

1.05.	Consultation with Owner

ARTICLE 2	PRE-OPENING PROGRAM

2.01.	Construction of the Facilities

2.02.	Pre-Opening Services

2.03.	Payment of Pre-Opening Expenses

2.04.	Compensation and Reimbursement of the Operator for Pre-Opening Services

ARTICLE 3	NOTICES

ARTICLE 4	OPERATION

4.01.	General

4.02.	Licenses, Permits, Reports and Accreditation

4.03.	Personnel

4.04.	Sales and Promotions

4.05.	Maintenance and Capital Replacement

4.06.	Contracts and Agreements

4.07.	Accounting Services

4.08.	Books and Records

4.09.	Financial Statements

4.10.	Access, Review and Audit

4.11.	Bank Accounts

4.12.	Expenses

4.13.	Financial Management

4.14.	Annual Plans

4.15.	Revisions to Annual Plan

4.16.	Remittance to Owner

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4.17.	Insurance

4.18.	Waiver of Liability

4.19.	Legal Actions

ARTICLE 5	COMPENSATION OF THE OPERATOR

5.01.	Forms of Compensation

5.02.	Basic Management Fee

5.03.	Incentive Fee

5.04.	Collection of Management Fees

5.05.	Allocation of Management Fees and Other Amounts

ARTICLE 6	INDEMNITY

6.01.	Indemnification to the Operator

6.02.	Indemnification to Owner

6.03.	Claiming Procedure

6.04.	Mitigation

6.05.	Payment

ARTICLE 7	DAMAGE TO, DESTRUCTION OF OR CONDEMNATION OF THE FACILITIES

7.01.	Damage to and Destruction of the Facilities

ARTICLE 8	ASSIGNMENT

8.01.	Sale/Assignment

8.02.	Effect of Assignment

ARTICLE 9	TERMINATION

9.01.	Termination

9.02.	Effect of Termination

9.03.	Operator Responsibilities

9.04.	Survival

9.05.	Proprietary Information

ARTICLE 10	GENERAL PROVISIONS

10.01.	Entire Agreement

10.02.	Confidentiality

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10.03.	Approvals

10.04.	Conflicts of Interest; Non-Compete

10.05.	Best Evidence and Counterparts

10.06.	Amendment or Modification

10.07.	Governing Law

10.08.	Interpretation

10.09.	Severability

10.10.	Force Majeure

10.11.	Waiver

10.12.	Definitions

10.13.	Governing Document

10.14.	Inspection of Facilities

10.15.	Third-Party Beneficiaries

10.16.	Regulatory Information

10.17.	Successors and Assigns

10.18.	Dispute Resolution

10.19.	Operator; Generally

10.20.	Effect of Amendment and Restatement

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MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of July, 2005, by and between Diamond Jo Worth, LLC., a Delaware limited liability company (“Owner”) and Peninsula Gaming Partners, LLC, a Delaware limited liability company (“PGP”, or the “Operator”).

W I T N E S S E T H:

WHEREAS, Owner desires to develop a casino gaming operation located in Worth County, Iowa;

WHEREAS, Owner desires to engage the Operator to manage the design, development, construction, management and operations of the Facilities and provide certain pre-opening services in connection therewith;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises, representations, warranties, understandings, undertakings and covenants herein contained, and intending to be legally bound thereby, Owner and the Operator hereby agree that, effective as of July 19, 2005, their agreement be set forth herein:

ARTICLE 1

TERM AND APPOINTMENT OF OPERATOR

1.01.                        Appointment and Term.  Owner hereby appoints and employs the Operator to act as its exclusive agents for the supervision, direction and control of the management of the Facilities on Owner’s behalf, upon the terms, conditions and covenants hereinafter set forth.  The Operator hereby accepts such appointment upon and subject to the terms, conditions, covenants and provisions set forth herein.  The Operator agrees to execute their duties hereunder in the best interest of Owner in good faith, subject to the budgetary limitations imposed upon the Operator, any applicable Governmental Requirements and any limitations or restrictions contained in any Related Contract, it being understood that the Operator shall not be required to pay any amounts of money except those amounts required by the terms of this Agreement.  Unless sooner terminated as provided in this Agreement or extended by the mutual agreement of Owner and the Operator, this Agreement shall terminate on the later of (i) the date that is eight (8) years after the Opening Date and (ii) the date of sale of all of PGP’s direct or indirect ownership interest in Owner (the “Term”).  Notwithstanding anything to the contrary in this Agreement, the terms and provisions of this Agreement shall not become effective (and the respective rights and obligations of the parties hereto shall have no force and effect) unless and until this Agreement is approved by the Iowa Racing and Gaming Commision.

1.02.        Management of the Business.  Subject to the terms of this Management Agreement, the Operator shall have the authority to exclusively supervise and direct the design, development, construction, management and operation of the Facilities for the account of Owner.  The Operator shall have the authority and responsibility (i) to determine operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Facilities and any other matters affecting operations and maintenance; (ii) to supervise and direct all phases of advertising, sales and business promotion for the Facilities; and (iii) to carry out all programs contemplated by the Annual Plan.  Owner agrees that it will cooperate with the Operator in every reasonable and proper way to permit and assist the Operator to carry out its duties hereunder and comply with any conditions or restrictions, if any, placed upon the Operator by any Gaming Authority.  The Operator shall take all actions which may, in their sole discretion, be reasonably necessary or appropriate in connection with the authority granted to it in accordance with the provisions of this Agreement.

1.03.        Relation of the Parties.  In taking any action pursuant to this Agreement, the Operator will be acting only as the appointed agents or representatives of Owner, and nothing in this Agreement shall be construed as:  (i) creating a tenancy, partnership, joint venture or any other relationship between the parties hereto, except that of principal and agent or (ii) creating or vesting any right, title, interest, estate, equity participation or beneficial ownership interest in favor of the Operator in or to the Facilities except the contractual rights created in the Operator by this Agreement and any and all rights and remedies arising out of or in connection with the Operator’s direct or indirect ownership interests in Owner.  All debts and liabilities properly incurred by Operator in the course of its management and operation of the Facilities hereunder shall be the debts and obligations of Owner only, and Operator shall not be liable therefor and Operator shall be fully indemnified against such debts and obligations, except as specifically stated to the contrary herein.

1.04.        Affiliates.  Affiliates of Operator may provide services to, provide loans and funds to, negotiate for, provide personnel to, and, from time to time, take actions on behalf of or for the benefit of Operator by direct dealings with Owner or those acting for it, provided that the costs of such services shall not be charged to Owner or included in Operating Expenses without Owner’s written consent; it being understood that by entering into this Agreement, Owner hereby consents to all costs and services relating to the Jefferies Financing (including, without limitation, any and all costs and expenses of Operator related thereto).  Operator shall be responsible to Owner under this Agreement for the acts of Affiliates in the performance of services of Operator under this Agreement as if such Affiliates were Operator’s employees or agents.

1.05.        Consultation with Owner.  The Operator agrees to furnish to Owner the monthly financial statements and Annual Plans as set forth in Article 4. Owner shall, at all times, have the right to enter the Facilities for the purpose of inspecting same and reviewing the operations.  Owner agrees that it and its representatives will, at no time, act in a manner which is inconsistent with the authority granted to the Operator.

ARTICLE 2

PRE-OPENING PROGRAM

2.01.        Construction of the Facilities.  Owner hereby agrees to use its diligent good faith efforts to facilitate the construction of the Facilities.  Notwithstanding any provision to the contrary contained in this Agreement, (i) the Operator shall have the right to supervise the design, development and construction of the Facilities, and (ii) Owner shall not, without the prior written consent of Operator, agree or otherwise cause the Facilities to be subject to or otherwise bound by any Governmental Requirement to the extent such Governmental Requirement affects or otherwise impacts Operator’s ability to perform the Pre-Opening Services or any of its other duties and responsibilities under this Agreement.  The Operator will prepare a construction budget and construction schedule with respect to the completion of all phases of the construction and development of the Facilities.

2.02.        Pre-Opening Services.  Prior to the Opening Date, the Operator, as agent of Owner, shall use its diligent good faith efforts to perform or cause others to perform all such services as the Operator deems necessary to facilitate the opening of the Facilities on behalf of and for the account of Owner (the “Pre-Opening Services”), subject to compliance by Owner with its reimbursement and funding obligations set forth in this Agreement, including the following.

(a)                                  preparation of a pre-opening marketing plan;

(b)                                 hiring of personnel in accordance with the provisions of this Agreement;

(c)                                  coordination of initial inventories purchases;

(d)                                 establishment of operating policies and procedures;

(e)                                  establishment of security systems for assets, personnel and patrons;

(f)                                    establishment of data processing hardware and software requirements and systems;

(g)                                 establishment of accounting and internal control systems and procedures;

(h)                                 establishment of a preventive maintenance program;

(i)                                     establishment of risk management policies and procedures;

(j)                                     training of all initial staff;

(k)                                  engage and retain such architects, engineers, contractors, designers and other specialists (the “Project Architects”) as the Operator deems necessary to prepare all site plans, grading plans, construction drawings, surveys, materials, specifications, architectural plans and drawings, elevations, construction models, engineering plans and drawings, approved plats and all other plans, drawings, studies or reports required for the construction and/or outfitting of the Facilities (the “Plans and Specifications”) and for the purchase and installation of the FF&E thereat (the “FF&E Specifications”);

(l)                                     purchase all pre-opening gaming supplies and equipment;

(m)                               provide specific operational and functional criteria for the Facilities for use by the Project Architects in the preparation of the Plans and Specifications and the FF&E Specifications;

(n)                                 advise and consult with the Project Architects in the development of schematic, preliminary and working Plans and Specifications and in the selection and specifications of FF&E, wall and floor coverings, design and color, wall hangings, signage, art, accouterments, space planning requirements and functional design criteria and all other aesthetic and operational elements of design and other nonstructural elements of the Facilities;

(o)                                 advise and consult with the Project Architects regarding various key systems, including without limitation, mechanical, electrical, plumbing, life safety, gaming and computer-related systems for the Facilities; and

(p)                                 determine all operational and all functional requirements of the Facilities including without limitation, parking, recreational and gaming areas, food facilities layout and equipment, and such other areas as management information systems, energy, signage, lighting, sound, communications, housekeeping, maintenance, personnel, data processing equipment and software, point of sale systems, life safety systems, surveillance and security systems, marketing and entertainment.

2.03.        Payment of Pre-Opening Expenses.

2.03.01  Source of Funds.  All costs and expenses reasonably incurred in connection with performance of the Pre-Opening Services (the “Pre-Opening Expenses”), shall be paid from the Bank Accounts.  Owner shall timely deposit such sums in the Bank Accounts in accordance with the monthly schedules in the construction budget.

2.03.02  Operator Advances.  The Operator may, but is not required to, advance funds to pay Pre-Opening Expenses and Reimbursables on behalf of Owner (any such advance, an “Operator Advance”).  All such Operator Advances that are advanced by the Operator shall be itemized, scheduled and submitted to Owner and reimbursement to the Operator shall be made by Owner either directly or by Owner directing the Operator to withdraw such amounts from the Bank Accounts, in each case subject to any limitations contained in any Loan Document entered into by Owner and approved by Operator.  All such Operator Advances shall be reimbursed upon the Operator’s written request or accrued as a payable by Owner until paid, as applicable.

2.04.        Compensation and Reimbursement of the Operator for Pre-Opening Services.  For and in consideration of Operator providing the Pre-Opening Services, Owner agrees to (i) pay Operator on the Target Date a Pre-Opening Services fee (the “Pre-Opening Services Fee”) accruing at a rate of $40,000 per month, commencing on the date hereof and terminating on the Target Date, and (ii) upon the Operator’s written request, reimburse the Operator for all Operator Advances.

ARTICLE 3

NOTICES

Any and all written notices required by this Agreement shall be either hand-delivered or mailed, certified mail, return receipt requested, telexed, faxed, or sent via commercial courier, addressed to:

TO PGP:	Peninsula Gaming Partners, LLC
3rd Street Ice Harbor
P.O. Box 1750
Dubuque, IA 52001
Facsimile No.: (563) 690-2190

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Peninsula Gaming Partners, LLC
c/o Jefferies & Company, Inc.
11100 Santa Monica Blvd.
10th Floor
Los Angeles, CA 90025
Attention: M. Brent Stevens
Facsimile No.: (310) 515-5165

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Peninsula Gaming Partners, LLC
c/o Cambridge Capital Advisors LLC
7173 Mission Hills Drive
Las Vegas, NV 89113
Attention: Michael S. Luzich
Facsimile No.: (702) 247-6822

WITH COPIES TO:	Mayer, Brown, Rowe & Maw
1675 Broadway
New York, NY 10019
Attn: Ronald S. Brody, Esq.
Facsimile No.: (212)-262-1910

TO OWNER:	Diamond Jo Worth, LLC
3rd Street Ice Harbor
P.O. Box 1750
Dubuque, IA 52001
Facsimile No.: (563) 690-2190

- and -

Diamond Jo Worth, LLC

c/o Jefferies & Company, Inc.
11100 Santa Monica Blvd.
10th Floor
Los Angeles, CA 90025
Attention: M. Brent Stevens
Facsimile No.: (310) 515-5165

- and -

Diamond Jo Worth, LLC
c/o Cambridge Capital Advisors LLC
7173 Mission Hills Drive
Las Vegas, NV 89113
Attention: Michael S. Luzich
Facsimile No.: (702) 247-6822

All notices hand-delivered shall be deemed delivered as of the date actually delivered.  All notices mailed shall be deemed delivered as of three (3) Business Days after the date postmarked.  All notices faxed shall be deemed delivered as of the Business Day immediately following the date receipt of the facsimile is confirmed.  All notices sent via commercial courier shall be deemed delivered as of the Business Day immediately following the date the notice is entrusted to the commercial courier service with directions for service within one (1) day.  Any changes in any of the addresses listed herein shall be made by notice as provided in this Article 3.  Notwithstanding anything to the contrary herein, the return receipt indicating the date upon which all notices were received shall be prima facie evidence that such notices were received on the date of the return receipt.

The addresses and addressees may be changed by giving notice of such change in the manner provided herein for giving notice.  Unless and until such written notice is received, the last address and addressee given shall be deemed to continue in effect for all purposes.  No notice to either Owner or the Operator shall be deemed given or received unless the entity notice “With a copy to” is simultaneously delivered notice in the same manner as any notice given to either Owner or the Operator.

ARTICLE 4

OPERATION

4.01.        General.

In order for the Operator to perform its duties hereunder and to comply with any applicable Governmental Requirements, Owner hereby agrees that subject to Owner’s rights and the Operator’s obligations in this Agreement, (i) the Operator shall have uninterrupted control and operation of the Facilities during the Term, free and clear from any disturbance of any claims by Owner or any third party claiming by, through or under Owner, and (ii) Owner will not unreasonably interfere or involve itself with the day-to-day operation of the Facilities.

The Operator shall perform or cause others to perform all such services as the Operator deems necessary to operate and manage the Facilities on behalf of and for the account of Owner, subject to compliance by Owner with its reimbursement and funding obligations set forth in this Agreement.

4.02.        Licenses, Permits, Reports and Accreditation.  The Operator and Owner shall timely apply for, obtain and maintain all licenses and permits required to operate the Business (other than gaming authority permits, licenses and approvals required to be obtained by parties other than Owner or the Operator), at Owner’s expense.

4.03.        Personnel.  All personnel of the Facilities shall be personnel of Owner.  However, as agents for Owner, the Operator shall have the sole and absolute discretion to hire, supervise, direct the work of, discharge and determine the compensation and other benefits of all personnel working in the Facilities.  Owner shall not interfere with or give orders or instructions to personnel employed at the Facilities.  The Operator, in its sole and absolute discretion, shall determine the fitness and qualifications of such personnel.  The Operator shall in no way be liable to said personnel or to Owner for any and all claims for wages, compensation or other benefits (including, without limitation, severance, pension, superannuation, retirement and termination pay) asserted by or on behalf of such personnel.  The salaries, other compensation and benefits of such personnel shall be an Operating Expense paid by the Operator from the Bank Accounts.  The Operator shall in all respects comply with all applicable federal and state employment laws and regulations, in connection with the hiring, promoting, discharging, employment and payment of employees.

4.04.        Sales and Promotions.  The Operator may, at its sole discretion, cause the Facilities to participate in sales and promotional campaigns and, as appropriate, activities involving complimentary items to hotels, travel agents, tourist officials and airline representatives and other hospitality industry representatives.  The Operator shall have the sole right to entitle employees to grant complimentary items when the same is customary in the travel, hospitality or gaming industry or in the Operator’ standard practice or policy.

4.05.        Maintenance and Capital Replacement.  Owner shall be responsible for maintaining the property utilized in the Business in good repair and condition.  To implement Owner’s responsibility, the Operator shall, on behalf of Owner, and at Owner’s expense, make or cause to be made, all repairs, replacements, corrections and maintenance items as shall be required in the normal and ordinary course of operation of the Business.  Owner recognizes the necessity of capital improvements and shall expend such amount for capital improvements as shall be required in the normal and ordinary course of operation of the Business in conformity with the amounts approved as part of the Annual Plan.

4.06.        Contracts and Agreements.  The Operator, as agent of Owner, is authorized to make and enter into such contracts and agreements as the Operator may deem necessary for the proper operation of the Facilities.  Unless this Agreement expressly provides for an item or service to be at the Operator’s expense, all costs and expenses incurred by the Operator or an Affiliate of Operator in accordance with this Agreement and/or an Annual Plan shall be for and on behalf of Owner and for Owner’s account.

4.07.        Accounting Services.  The Operator shall establish and maintain an accounting system, internal controls and reporting systems in that are (i) consistent in all material respects with customary policies and procedures used by the Operator or its Affiliates engaged in such businesses, (ii) reasonably adequate to provide Owner and the Operator with the necessary information about the Business and to safeguard Owner’s assets, (iii) in compliance with all Gaming Laws and in substantial compliance with all Governmental Requirements and (iv) approved by all Governmental Authorities which are required to be obtained.  The establishment of such systems shall constitute Pre-Opening Expenses and the maintenance of such systems shall constitute Operating Expenses.  Upon the request of Owner, the Operator shall make available for inspection by Owner any managerial reports produced by the Operator regarding the Business in the ordinary course of business.

4.08.        Books and Records.  The Operator shall maintain, or cause to be maintained, at Owner’s expense, full and complete books of account and such other records as are necessary to reflect the operating results of the Facilities (“Books and Records”).  The Books and Records shall be kept in a manner so that the Financial Statements may be prepared in accordance with Generally Accepted Accounting Principles consistently applied.  The Operator shall keep all Books and Records, including without limitation, current vendor invoices, payroll records, general ledgers, credit transactions and other records relating to the Business at the Facilities or such other location as shall be approved by Owner in writing, subject to such record retention and storage policies and access rights required by any Lender or any applicable Governmental Requirements or Gaming Laws.  All such Books and Records shall at all times be the property of Owner and shall not be removed by Operator from the approved location without Owner’s written approval except as required by applicable Laws.  Upon any termination of this Agreement, all Books and Records shall immediately be turned over to Owner to ensure the orderly continuance of the operation of the Business, but such Books and Records shall be available to the Operator for a period of five (5) years at all reasonable times and upon prior written request to Owner for inspection, audit, examination, transcription and copying of particulars relating to the period in which the Operator managed the Business.  The Operator shall also prepare and file for Owner, at Owner’s expense, all informational and/or tax returns which may be required by any Governmental Authority.

4.09.        Financial Statements.  Commencing with the first full calendar month after the Opening Date, the Operator shall provide Owner (i) unaudited Financial Statements of the Business for each calendar month within 20 days after the end of each calendar month, (ii) quarterly Financial Statements of the Business for each fiscal quarter within 45 days after the end of each fiscal quarter and (iii) annual Financial Statements of the Business within 90 days after the end of each Fiscal Year.

4.10.        Access, Review and Audit.  Owner, any Gaming Authority and Lender (or their respective duly appointed agents) shall have the right at reasonable times and during normal business hours, after reasonable written notice to the Operator, to examine, audit, inspect and transcribe the Books and Records.  With respect to such reviews, Owner, any Lender and their respective agents shall be subject to the confidentiality covenants in Section 10.02.  The annual Financial Statements shall be audited by the Auditors at Owner’s expense.

4.11.        Bank Accounts.  The Operator shall establish at financial institution(s) designated by the Operator such bank accounts (“Bank Accounts”) as the Operator deems necessary for the operation of the Facilities.  All Bank Accounts for the Facilities shall be in the name of Operator, as agent for Owner.  Owner and the Operator shall agree on the procedures for withdrawals and deposits of funds.  The Operator shall have the right to designate individuals to disburse funds from the business bank accounts to pay all costs and expenses of managing, operating and maintaining the business and its properties, including authorized capital expenditures and management fees due to Operator.  Owner agrees that at all times during the term of this Agreement, a bank balance as approved in the Annual Plan shall be maintained in an amount necessary to provide sufficient working capital to assure the uninterrupted and efficient operation of the business.  Notwithstanding any provision to the contrary in this Agreement, all Bank Accounts required to be established under this Agreement shall be subject to any requirements imposed by any Loan Documents entered into by Owner and approved by Operator.

4.12.        Expenses.

(a)           All costs, expenses, funding of operating deficits and working capital, and other obligations and liabilities hereunder including costs incurred by Operator under this Agreement or in connection with the transactions contemplated hereby (“Owner’s Financial Obligations”) shall be the sole and exclusive responsibility and obligation of Owner, except for those instances herein where it is expressly and specifically stated that such item shall be for the account of the Operator.  The Operator shall allocate to Owner the direct expense of employees of the Operator (including compensation expenses) to the extent that such employees provide dedicated services for the benefit of the Business.  Owner shall have no obligation for any other corporate overhead of Operator.  It is understood that statements herein indicating that the Operator shall “furnish”, “provide” or otherwise supply, present or contribute items or services hereunder shall not be interpreted or construed to mean that Operator is liable or responsible to fund or pay for such items or services, except in those specific instances mentioned above.

(b)           With respect to Owner’s Financial Obligations, the same shall be funded and/or paid for as follows:  (i) first, from monies which may be available in the Bank Accounts maintained by the Operator hereunder; and (ii) second, if such Bank Accounts maintained by the Operator hereunder do not contain monies sufficient to fund and/or pay Owner’s Financial Obligations, from monies which shall be deposited by Owner in such Bank Accounts within three (3) days after request therefor by the Operator in writing.

(c)           It is understood and agreed that the Operator shall have no obligation or duty to fund and/or pay for any of Owner’s Financial Obligations.

4.13.        Financial Management.  The Operator shall be responsible for the management of the day-to-day financial affairs of the Business.

4.14.        Annual Plans.

4.14.01  Submission of Annual Plans.  No later than thirty (30) days prior to the end of the 2007 Fiscal Year and each Fiscal Year thereafter, the Operator shall submit to Owner for Owner’s approval, an annual plan for the operation of the Business for the forthcoming Fiscal Year (each such annual plan is referred to herein as an “Annual Plan”).  Each proposed Annual Plan shall consist of the following:

(a)           An annual marketing plan (“Annual Marketing Plan”);

(b)           An annual line item operating budget (“Annual Operating Budget”);

(c)           An annual estimate of key operating statistics;

(d)           An annual projection of sources and uses of cash by month; and

(e)           An annual capital expenditures budget regarding capital expenditures (“Annual Capital Expenditures Budget”) which shall include the proposed schedule for effecting such repairs and/or improvements.

Each proposed Annual Plan shall be prepared in such form and containing such detail as Owner may reasonably require.

4.14.02  Preparation of Annual Plan.  Each proposed Annual Plan shall be prepared by the Operator with Owner’s assistance based on, among other things, the actual and projected results of the current Fiscal Year, the standard of maintaining and operating the Facilities in accordance with this Agreement, information with respect to possible occurrences which may impact the marketing and/or operation of the Business in the future, changes from the previous Fiscal Year’s results, reasonable expectations for the future and such other information and assumptions that shall be reasonably requested under the circumstances.

4.14.03  Review and Approval.  In connection with the preparation and submission of a proposed Annual Plan, Owner will meet with the Operator within fifteen (15) days after delivery of the proposed Annual Plan for an in-depth review, including a discussion of the marketing strategy, operations format and rationale for proposed expenditures embodied in the proposed Annual Plan.  Owner shall be required, by giving written notice to the Operator, to approve or disapprove each proposed Annual Plan within fifteen (15) days after the date Owner and the Operator last meet to discuss the proposed Annual Plan.  The parties shall use all reasonable efforts to complete the review of the proposed Annual Plan no later than forty-five (45) days after the initial delivery of the proposed Annual Plan to Owner.  Any notice that disapproves a proposed Annual Plan must contain reasonably detailed specific objections along with suggestions as to what corrective measures can be taken to make such proposed Annual Plan acceptable to Owner.

4.14.04  Disagreements Regarding Annual Plan.  If Owner fails to provide written notice to the Operator of its objections within fifteen (15) days after the last meeting between Owner and the Operator, such proposed Annual Plan shall be deemed to be approved as submitted, subject to any changes upon which Owner and the Operator have previously agreed.  If Owner disapproves or objects to any items contained in the proposed Annual Plan or any revisions thereto, Owner and the Operator shall cooperate with each other in good faith to attempt to expeditiously resolve the disputed or objectionable proposed items.  If Owner and the Operator are unable to reach a mutually acceptable agreement concerning the disputed or objectionable items within fifteen (15) days after the date Owner advises the Operator of its objections as aforesaid, either party shall be entitled to submit the dispute to arbitration in accordance with Section 10.18.  If Owner’s objections relate only to certain portions of the proposed Annual Plan or a Budget contained therein, the undisputed portions of the proposed Annual Plan shall be deemed to be adopted and approved and only those Budgets under dispute shall be submitted to arbitration.

4.14.05  Disagreements Regarding Annual Operating Budgets.  With respect to objectionable items in any Annual Operating Budget, but only until and to the extent that any dispute concerning such objectionable items are not resolved, the corresponding item contained in the Annual Operating Budget for the preceding Fiscal Year shall be substituted in lieu of the disputed portions of the proposed Annual Operating Budget, excluding, however, line items in the previous Annual Operating Budget for extraordinary expenses or revenues.  In any instance where a portion of an Annual Operating Budget from a preceding Fiscal Year is deemed to be applicable to the Annual Operating Budget in effect until a new Annual Operating Budget is fully approved, corresponding items contained in the Annual Operating Budget for the preceding Fiscal Year shall be automatically adjusted by a percentage equal to the percentage change in the Consumer Price Index during the preceding Fiscal Year.  Such calculation of percentage change in the Consumer Price Index shall be made by the Operator based upon the then most recently published Consumer Price Index data at the time the calculation is made.

4.14.06  Disagreements Regarding Annual Capital Expenditures Budgets.  If Owner and the Operator are unable to agree on the amount of any item in an Annual Capital Expenditures Budget, only those capital expenditures with respect to which Owner and the Operator have reached an agreement (or the undisputed portion of an amount in dispute) that are approved by Owner or are required to be made by Lender or any Governmental Authority shall be made until Owner and the Operator otherwise agree on the terms of such Annual Capital Expenditures Budget or the matter is decided by arbitration; provided, however, that until and to the extent that any dispute concerning objectionable items is not resolved, the corresponding item contained in the Annual Capital Expenditures Budget for the preceding Fiscal Year shall be substituted in lieu of the disputed portions of the proposed Annual Capital Expenditures Budget, excluding, however, line items in the previous Annual Capital Expenditures Budget for extraordinary expenses or revenues.  The applicable Annual Plan will be appropriately adjusted to reflect the effect of any delay in capital expenditures.

4.14.07  Operator Discretion Regarding Budgets.  In the event that Operating Expenses in any fiscal year would in the aggregate exceed the Operating Expenses provided in the Annual Operating Budget for such fiscal year by more than 10%, the Operator shall revise the Annual Plan and submit to Owner for Owner’s approval as set forth in Section 4.15.

4.14.08  Operator’s Disclaimer.  Notwithstanding the provisions of this Section 4.14 and all other provisions of this Agreement, Owner recognizes that Operator is not, nor is it intended to be, a guarantor of the Annual Operating Budget.  Owner acknowledges that notwithstanding the Operator’s experience in the operation of gaming facilities, the projections contained in each Operating Budget submitted from time to time to Owner by the Operator are mere estimates and are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the Operator’s reasonable control, and the giving of such projections or the making of such Annual Operating Budgets shall never be construed as a guarantee or warranty by the Operator to Owner that such projections or pro formas will, in fact, occur.

4.15.        Revisions to Annual Plan.  If, in the Operator’s sole judgment, revisions to all or any portion of the Annual Plan are appropriate, the Operator shall revise the Annual Plan and submit such revised Annual Plan to Owner for approval in accordance with the provisions set forth in Section 4.14.

4.16.        Remittance to Owner.  Contemporaneously with furnishing the Financial Statements for each calendar month to Owner pursuant to Section 4.09, the Operator shall remit to Owner, subject to applicable Laws and the Related Contracts, from the Bank Accounts, an amount by which the total funds in the Bank Accounts exceed the sum of working capital and the current amount on deposit in the Capital Expenditures Fund.

4.17.        Insurance.  Owner, for the benefit of both Owner and the Operator, shall maintain adequate insurance during the term of this Agreement, including any insurance of the Operator which may be required.  The Operator shall procure all insurance on behalf of Owner and the carrier, type and amount of coverage shall be designated by the Operator in their sole discretion.

4.18.        Waiver of Liability.  To the extent covered by insurance, each Operator and Owner each waives, releases and discharges the other from all claims or demands which each may have or acquire against the other, or against each other’s directors, officers, agents, employees or partners, with respect to any claim for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property or business arising out of the ownership, management, operation and maintenance of the Business, regardless whether any such claim or demand may arise because of the fault or negligence of the other party or its officers, partners, agents or employees.  Except to the extent a loss, damage or expense is a result of the other party’s gross negligence, bad faith or willful misconduct, in the event of any such loss, damage, liability or expense, Owner and Operator each shall look to the insurance maintained with respect to the Business or otherwise by such party and shall not make any claim or seek any recovery against the other party.  Each policy of insurance maintained with respect to the Business shall contain a specific waiver of subrogation reflecting the provisions of this Section 4.18, or a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any covered loss sustained.

4.19.        Legal Actions.  Subject to Section 6.03, all matters of a legal nature involving the Business or the Facilities or any portion thereof shall be handled by legal counsel selected by the Operator and reasonably acceptable to Owner (such legal counsel which shall include but not be limited to Mayer, Brown, Rowe & Maw, is hereinafter referred to as “Approved Legal Counsel”).  The Operator shall notify Owner of the commencement of any legal action or proceeding concerning the Business or the Facilities or any portion thereof as soon as practicable after the Operator receive actual notice of the commencement of such legal action unless such action is for money damages only and such damages are reasonably anticipated to be either fully covered by insurance or not in excess of $500,000.  Except with respect to those legal matters in which Owner advises the Operator that it desires to be directly involved, the Operator shall be responsible for directing on behalf of Owner the Approved Legal Counsel to take any reasonable or necessary legal actions to protect Owner’s assets and to ensure compliance with the contractual obligations of others and all Governmental Requirements.  In any legal action or proceeding in which Owner is to be the plaintiff or complainant, then the Operator may not commence such legal action or proceeding without first obtaining the prior consent of Owner.

ARTICLE 5

COMPENSATION OF THE OPERATOR

5.01.        Forms of Compensation.  For and in consideration of the services rendered by the Operator pursuant to this Agreement, other than Pre-Opening Services for which Owner agrees to pay the Operator the Pre-Opening Services Fee, Owner agrees to pay to the Operator compensation in the form of (i) the Basic Management Fee, (ii) the Incentive Fee, and (iii) all Reimbursables.

5.02.        Basic Management Fee.  The “Basic Management Fee” shall be an amount equal to one and seventy five one hundredths percent (1.75%) of Net Revenue (excluding food and beverage revenue).  The Basic Management Fee shall be due and payable monthly in arrears on the date the monthly Financial Statements are delivered to Owner.  The Basic Management Fee shall be adjusted quarterly based on actual results reported for each such Fiscal Quarter and, if necessary, annually based on actual results reported for each Fiscal Year.  A partial Fiscal Year at the beginning and end of the Term shall be treated as a Fiscal Year for purposes of this Section 5.02.

5.03.        Incentive Fee.  The “Incentive Fee” shall be an amount equal to (i) three percent (3%) of the first $25 million of EBITDA; (ii) four percent (4%) of EBITDA in excess of $25 million but less than $30 million of EBITDA; and (iii) five percent (5%) of EBITDA in excess of $30 million.  The Incentive Fee shall be due and payable monthly in arrears on the date the monthly Financial Statements are delivered to Owner.  The Incentive Fee shall be adjusted quarterly based on annual forecasts and annually based on actual results reported in the Financial Statements for each Fiscal Year.  A partial Fiscal Year at the beginning and end of the Term shall be treated as a Fiscal Year for purposes of this Section 5.03.

5.04.        Collection of Management Fees.  Subject to Section 2.03.02, the Operator shall have the right to collect for themselves the Management Fees and Reimbursables from any of the Bank Accounts at the time such amounts are payable.  If at any time the payment, in whole or in part, of the Management Fees or any Reimbursables is not permitted or is otherwise subject to any restriction against payment by any Loan Document, until such time as such payments are permitted to be made in full to the Operator, such unpaid amounts shall accrue interest from the date such payments are required to be made until the date such payments are actually made at a rate per annum equal to 11%, compounded daily and calculated on the basis of a 360-day year.

ARTICLE 6

INDEMNITY

6.01.        Indemnification to the Operator.  Owner agrees to indemnify and hold Operator and each Operator Indemnified Person harmless from and against all loss, liability or cost (including reasonable attorneys’ fees and expenses) that is not covered by insurance proceeds and which Operator and any Operator Indemnified Person may sustain, incur or assume as a result of any Claims which may be alleged, made, instituted or maintained against Operator, any Indemnified Person or Owner, jointly or severally, arising out of, resulting from or based upon (i) any breach by Owner of any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) the ownership, condition or use of the Facilities, (iii) the management or operation of the Business, including, without limitation, obligations or liabilities arising out of or relating to (A) any federal, state or local tax or duty of any kind, (B) indebtedness of Owner or other obligations or liabilities of Owner necessary to operate the Business, including but not limited to the Jefferies Financing and the Operating Expenses, (C) employee or labor relations matters including, but not limited to, employee benefit or similar plans, medical benefits, life insurance, severance, workers’ compensation, (D) any claim, proceeding or other litigation involving the Business, including, without limitation,  injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Facilities, whether caused, wholly or partially, by the negligence of Operator or its members, officers, employees agents or Affiliates, (E) the failure of the Business to comply in any respect with applicable Gaming Laws, Governmental Requirements, Environmental Requirements, or other applicable laws, statutes, rules or regulations to which either Owner, Operator or the Business is subject, or (F) the failure by Owner, Operator or any other Person to consummate the Jefferies Financing; provided, however, Owner shall not be liable to indemnify and hold Operator or any Operator Indemnified Person harmless from any such uninsured loss, liability or cost (including costs of defense) solely to the extent it is the result of gross negligence or willful misconduct or criminal conduct of the party seeking indemnification hereunder.

6.02.        Indemnification to Owner.  Operator agrees to indemnify and hold Owner and each Owner Indemnified Person free and harmless from all loss, liability or cost (including reasonable attorneys’ fees) that is not covered by insurance proceeds and which Owner and any Owner Indemnified Person may sustain, incur or assume as a result of any Claims which may be alleged, made, instituted or maintained against Owner, Operator or any Indemnified Person, jointly or severally, arising out of or based upon (i) the operation, condition or use of the Facilities by Operator, or (ii) the operation or management of the Business by Operator, including, without limitation, injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Facilities or elsewhere, and any requirement or award relating to course of employment, working conditions, wages and/or compensation of employees or former employees at the Facilities, in each case solely to the extent any such injury or damage is caused by the gross negligence or willful misconduct or criminal conduct of Operator or any of its respective employees.

6.03.        Claiming Procedure.

6.03.01  Notice.  Promptly after the assertion of any Claim by a third party which may give rise to a claim for indemnification from an indemnitor under this Agreement, an Indemnified Person shall notify the indemnitor in writing of such Claim and advise the indemnitor whether the Indemnified Person intends to contest such Claim.  Failure to notify an indemnitor shall not relieve such indemnitor from any ability hereunder to the extent indemnitor is not materially prejudiced as a result thereof and in any event shall not relieve indemnitor from any liability which indemnitor may have otherwise than on account of this Agreement.

6.03.02  Contest and Defend.  The Indemnified Person shall permit the indemnitor to contest and defend against such Claim, at the indemnitor’s expense, if the indemnitor has confirmed to the Indemnified Person in writing that it agrees that the Indemnified Person is entitled to indemnification hereunder in respect of such Claim, unless the conduct of its defense by the indemnitor could be reasonably likely to prejudice such Indemnified Person due to the nature of the Claims presented or by virtue of a conflict between the interests of such Indemnified Person and such indemnitor and another Indemnified Person whose defense has been assumed by the indemnitor.  Notwithstanding a determination by the indemnitor to contest such Claim, the Indemnified Person shall have the right to be represented by its own counsel and accountants at its own expense except as set forth above.  In any case, the Indemnified Person shall make available to the indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such Claim.  The party contesting any such Claim shall be furnished all reasonable assistance in connection therewith by the other party (with reimbursement of reasonable expenses by the indemnitor).  If the indemnitor fails to undertake the defense of or to settle or pay any such third-party Claim within fifteen (15) days after the Indemnified Person has given written notice to the indemnitor advising the indemnitor of such Claim, or if the indemnitor, after having given notice to the Indemnified Person that it intends to undertake the defense, fails forthwith to defend, settle or pay such Claim, then the Indemnified Person may take any and all necessary action to dispose of such Claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.

6.03.03  Compromise or Settlement.  The indemnitor shall not consent to the terms of any compromise or settlement of any third-party Claim defended by the indemnitor in accordance herewith (other than terms related solely to the payment of money damages and only after the indemnitor has furnished the Indemnified Person with such evidence as the Indemnified Person may reasonably request of the indemnitor’s ability (financial and otherwise) to pay promptly the amount of such money damages at such times as provided in the compromise or settlement and so long as any such settlement does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person) without the prior written consent of the Indemnified Person.

6.03.04  Notice.  Any claim for indemnification under this Agreement which does not result from the assertion of a Claim by a third party shall be asserted by written notice given by the Indemnified Person to the indemnitor.  Such indemnitor shall have a period of thirty (30) days within which to respond thereto.  If such indemnitor does not respond within such thirty (30) day period, such indemnitor shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such Claim.  If the indemnitor does respond within such 30-day period and rejects such Claim in whole or in part, such Indemnified Person shall be free to pursue such remedies as may be available to such party under applicable Law, including through arbitration as provided for in Section 10.18 hereof (it being understood that any such rejection shall not limit in any way such Indemnified Person’s right to indemnification under this Agreement).

6.04.        Mitigation.  Each indemnitor and Indemnified Person shall use reasonable efforts and shall consult and cooperate with each other with a view towards mitigating Claims that may give rise to claims for indemnification under Sections 6.01 and 6.02;

6.05.        Payment.  Each indemnitor agrees to pay amounts due hereunder (i) within ten (10) days of written notice in respect of its indemnity obligations which it has accepted pursuant to Section 6.03.02 or which it has been deemed to accept pursuant to Section 6.03.04, and (ii) within five (5) days of any final adjudication of any indemnity obligations as to which it has not so accepted.

ARTICLE 7

DAMAGE TO, DESTRUCTION OF OR CONDEMNATION OF THE FACILITIES

7.01.        Damage to and Destruction of the Facilities.

In the event of a fire or other property loss resulting in damage to, or impairment or destruction of, the Facilities, if Owner fails to repair, restore, rebuild or replace any damage within sixty (60) days after the date of Owner’s settlement with the insurance company with respect to the fire or other casualty or shall fail to complete the same diligently, the Operator, at their election, may terminate this Agreement.

7.02.        Condemnation.

If the whole of the Facilities shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or transferred or conveyed to any competent authority in anticipation of such eminent domain, condemnation, compulsory acquisition or like proceeding, or if such a portion thereof shall be taken or condemned or conveyed as to have a Material Adverse Effect or otherwise make it imprudent or unreasonable to use the remaining portion in a manner satisfactory to Owner, in Owner’s reasonable judgment, then in any of such events this Agreement shall cease and terminate as of the date of such taking or condemnation.

ARTICLE 8

ASSIGNMENT

8.01.        Sale/Assignment.

8.01.01  Owner Transfer.  Owner shall have no right to Transfer its interests in this Agreement without the prior written consent of the Operator; provided that Owner may terminate this Agreement if the Operator does not consent to any such Transfer.

8.01.02  Operator Transfer.  Operator shall not have the right to Transfer its interest in this Agreement without the prior written consent of Owner; provided that Operator may assign this agreement to any wholly-owned Subsidiary of Peninsula Gaming Partners, LLC.

8.02.        Effect of Assignment.  In the event the necessary consent to any assignment of this Agreement is given by Owner or the Operator, no further assignment that is restricted by Section 8.01 shall be made without the express written consent of Owner or the Operator.  An assignment to which Owner or the Operator has expressly consented in writing shall relieve the assignor of its obligations under this Agreement after the effective date of such assignment provided that the assignee specifically assumes all of the assignor’s obligations and duties recited herein after the effective date of such assignment pursuant to a written assignment.

ARTICLE 9

TERMINATION

9.01.        Termination.  This Agreement shall terminate upon the occurrence of any of the following events:

9.01.01  Expiration.  The expiration of the stated Term including any extensions in accordance with the terms hereof;

9.01.02  Mutual Agreement.  Agreement by Owner and each Operator in writing to terminate this Agreement;

9.01.03  Owner Default.  At the sole discretion of the Operator, upon (i) the failure by Owner to make any monetary payment required hereunder on or before the due date and such failure continues for ten (10) Business Days after receipt by the Operator of a written notice from Owner specifying such failure or (ii) the failure by Owner to perform its material obligations in this Agreement and such failure has a material adverse effect on the financial condition or results of operations of the Business and such failure shall continue for a period of thirty (30) days after written notice thereof from the Operator to Owner specifying in reasonable detail the nature of such failure;

9.01.04  Operator Default.  At the sole discretion of Owner, upon the failure by the Operator to perform its material obligations contained in this Agreement and such failure has a material adverse effect on the financial condition or results of operations of the Business and such failure shall continue for a period of thirty (30) days after written notice thereof from Owner to the Operator specifying in reasonable detail the nature of such failure;

9.01.05  Operator License.  At the sole discretion of Owner, if the Operator shall have been found unsuitable to provide the services contemplated by this Agreement by the Gaming Authorities and no appeal or other remedy is available or undertaken; and

9.01.06  Termination Rights.  The exercise of any other termination right expressly granted under this Agreement pursuant to Section 7.01, 7.02 or 8.01.

9.02.        Effect of Termination.  Upon termination of this Agreement, all sums owed by Owner to the Operator or by the Operator to Owner shall be paid within thirty (30) days of the termination date.  In the event of any termination of this Agreement, Owner shall, notwithstanding such termination, be liable to the Operator for the fees earned and Reimbursables incurred by the Operator hereunder prior to such termination as follows:  (i) unpaid accrued and payable Management Fees, Pre-Opening Services Fees (including that pro rata portion thereof earned through the date of termination but for which payment was accrued pursuant to Section 2.04) and Operator Advances (including any unpaid accrued interest thereon), if any, (ii) the present value (calculated based on projections at the time of termination and based on a discount rate of 8%) of the projected Management Fees remaining unpaid during the eight (8) year period immediately subsequent to the Opening Date, (iii) all Reimbursables incurred prior to termination hereunder, plus (iv) a termination fee equal to $5.0 million plus an amount computed like interest at the rate of eight percent (8%) per annum (compounded semi-annually as of June 30 and December 31 of each calendar year) on such $5.0 million to the date of payment thereof; provided, however, that the amounts specified in clause (ii) above shall not be payable if the termination is made by Owner pursuant to Section 9.01.04 or 9.01.05.  Owner shall pay the Operator the amounts owed the Operator described in clauses (i) through (iii) above through the date of termination, after deducting therefrom any amounts owed by the Operator to Owner and not disputed by the Operator, within 10 days after such termination.  Owner shall pay the Operator the amounts owed the Operator described in clause (iv) above on the date that PGP no longer owns, directly or indireclty, any equity interests of Owner.

9.03.        Operator Responsibilities.  In the event of termination of this Agreement, the Operator will relinquish control of (i) all Bank Accounts and (ii) all funds in or accounts in Operator’s control which relate to the Business, subject to the Operator’ rights set forth under Section 9.02.

9.04.        Survival.  Notwithstanding anything contained herein to the contrary, the parties acknowledge that:  (i) the provisions of Article 6, Section 9.02, Section 9.03, Section 9.05, Section 10.02 and Section 10.04 and (ii) the obligations of either party for all amounts due and payable from the Operator to Owner or from Owner to the Operator shall survive the termination or expiration of this Agreement.

9.05.        Proprietary Information.  In the event of termination of this Agreement, the Operator will relinquish to Owner all of the Books and Records and the marketing, credit and customer data contained in operating records of the Business and which are generated by the Operator in connection with its duties hereunder.  As of the termination of this Agreement, the Operator shall not have the right to copy such records prior to relinquishing control over them to Owner, except as provided in Section 4.08.  Upon termination of this Agreement for any reason, the Operator’s marketing, credit and customer data and proprietary computer programs generated prior to the date hereof shall remain the sole property of the Operator, and shall not be used or disclosed to other Persons by Owner or its agents or Affiliates provided that the Operator’s records indicate that such information and programs were complied and/or developed prior to the date hereof.  Owner and the Operator acknowledge that pursuant to the sharing of information by and among Owner, the Operator and the Operator’s Affiliates, Owner, the Operator and the Operator’s Affiliates will have information and copies of records from the Business prior to termination and nothing herein shall prevent the use of such information so obtained for the purposes contemplated hereunder and subject to the limitations contained herein.

ARTICLE 10
GENERAL PROVISIONS

10.01.      Entire Agreement.  This Agreement embodies the entire agreement and understanding of Owner and the Operator relating to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral or written, relating to such subject matter.

10.02.      Confidentiality.  Both parties shall maintain confidentiality with respect to material developments in the course of development of the Facilities and operation of the Business, subject to Governmental Requirements and applicable Law.  Except as required by any Law (including, without limitation, federal securities and stock exchange or National Association of Securities Dealers, Inc. requirements) and Gaming Authorities, material confidential information shall be made available only to such of Owner’s or the Operator’s employees and consultants as are required to have access to the same in order for the recipient party to adequately use such information for the purposes for which it was furnished.  Any Person to whom such information is disclosed shall be informed of its confidential nature and the party disclosing such information shall obtain a confidentiality agreement from such Person the terms of which shall be consistent with the provisions of this Section 10.02.  Information provided by one party to the other shall be presumed confidential unless the information is (a) published or in the public domain other than as a result of any action by the recipient thereof, (b) disclosed to the recipient by a third party not known by the recipient to be subject to an agreement of confidentiality or (c) presented to the recipient under circumstances which clearly and directly indicate the delivering party does not intend such information to be confidential.

10.03.      Approvals.  Any consent or approval referred to herein (by whatever words used) of either party hereto shall not be unreasonably withheld, delayed or conditioned, except in those situations in which this Agreement explicitly gives the party absolute or sole discretion to give or withhold such approval or consent.  Except as otherwise expressly provided herein, whenever any party has called upon the other to execute and deliver a consent or approval in accordance with the terms of this Agreement, the failure of such party to expressly disapprove within ten (10) Business Days after written request therefor in accordance with the terms of Article 3, or such other period as specifically set forth herein is given, shall be deemed to be a consent or approval.  In the event that any party refuses to give its consent or approval to any request by another party, such refusing party shall indicate by written notice to the other the reason for such refusal in sufficient detail for the party requesting such consent or approval to understand the exact basis for withholding such consent or approval.

10.04.      Conflicts of Interest; Non-Compete.

10.04.01  Conflicts of Interest.  Owner acknowledges and agrees that the Operator may have and may distribute promotional materials for the Operator’s Affiliates’ facilities,

including casinos, at the Facilities if reciprocal arrangements are made in favor of the Business at Operator’s Affiliates’ facilities.

10.04.02  Covenant Not to Compete of Owner; Non-Solicitation.  Owner agrees that during the Term, except for the Facilities, it will not either directly or indirectly: (i) own, manage or operate a casino in any jurisdiction in which Operator or any of its Affiliates own, manage or operate a casino or conduct other gaming activities, now or in the future, whether as a proprietor, partner, stockholder, advisor, consultant or in any other capacity, or (ii) provide technical, marketing or other assistance to any casino or casino operator in any jurisdiction where Operator or any of its Affiliates own, manage or operate a casino or conduct other gaming activities.  Owner acknowledges that the foregoing restriction is reasonable in scope, duration and geographic area and is properly required to protect the legitimate business needs of the Operator.  Additionally, Owner agrees that during the Term and for a period of two (2) years thereafter, without the prior written consent of the Operator, neither Owner nor any of its Affiliates shall, directly or indirectly, (i) in any manner induce or attempt to induce any employee, customer or supplier of the Business or any employee, customer or supplier of Operator or any of its Affiliates with respect to any gaming operations conducted by them at such time to leave or cease doing business with Operator or any of its Affiliates, as applicable, or in any way interfere with the relationship between them and Operator or any of its Affiliates, as applicable, or (ii) hire or solicit for employment any employee of Operator or any of its Affiliates (other than Owner) with respect to any gaming operations conducted by them; provided, however, that the preceding clause (ii) shall not prohibit Owner from hiring (but not soliciting) any employee of Operator or any of its Affiliates to the extent such employee is employed by Owner in a business that is not, directly or indirectly, in competition with any gaming operations then conducted by Operator or any of its Affiliates.  The term “solicitation” as used in the preceding sentence includes, without limitation, offering any employee employed by Operator or any of its Affiliates employment commencing after the non-solicitation period.  The Operator shall not solicit for employment any employee of the Business for a period of six months after termination of this Agreement.

10.04.03  Right of First Offer to Future Business.  If, during the Term, Owner or its Affiliates constructs, develops or owns any casino, other than the Business, located in Iowa for which Owner or its Affiliates is seeking to engage a third party to manage and operate such casino, Owner shall offer to the Operator a right of first offer to manage and operate such casino.  Owner shall provide to the Operator written notice of Owner’s or its Affiliates’ intent to construct, develop or own such casino.  Upon the Operator’s receipt of such written notice, Owner and the Operator shall, for a period of ninety (90) days, commence good faith negotiations and enter into a management services agreement for the Operator management of such casino on terms and conditions similar to those contained in this Agreement and acceptable to Owner and the Operator.  If:  (i) Owner and the Operator, each acting in good faith, do not execute a management services agreement for such casino within the ninety (90) day period and (2) such 90-day period is not extended, in writing, by Owner and the Operator, then Owner shall have the right to enter into negotiations with and execute a management services agreement for such casino with casino operators other than the Operator.

10.05.      Best Evidence and Counterparts.  This Agreement shall be executed in original and photostatic copies and each copy bearing original signatures of the parties hereto in ink shall be deemed an original.  This Agreement may be executed in several counterparts and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.

10.06.      Amendment or Modification.  This Agreement may not be amended or modified except by a writing signed by all parties hereto.

10.07.      Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York.  This Agreement shall be deemed to contain all provisions required by Gaming Laws and is subject to any approvals required under the Gaming Laws.  To the extent any provision in this Agreement is inconsistent with the Gaming Laws, the Gaming Laws shall govern.  Should any provision of this Agreement require judicial interpretation or as to any arbitration under this Agreement, it is agreed that the court or arbitrators interpreting or considering such provision shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same.  It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement.

10.08.      Interpretation.  The preamble recitals of this Agreement are incorporated into and made a part of this Agreement; titles of Sections and Articles are for convenience only and are not to be considered a part of this Agreement.  All references to years shall mean a year commencing as of the first day of January of each year.  All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

10.09.      Severability.  Except as expressly provided to the contrary herein, each section, part, term or provision of this Agreement shall be considered severable, and if for any reason any section, part, term or provision herein is determined to be invalid and contrary to or in conflict with any existing or future law or regulation by a court or governmental agency having valid jurisdiction, such determination shall not impair the operation of or have any other effect on other sections, parts, terms or provisions of this Agreement as may otherwise remain enforceable and intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto unless such survival vitiates the intent of the parties hereto, and said invalid sections, parts, terms or provisions shall not be deemed to be a part of this Agreement.  If any provisions are void or unenforceable if enforced to their maximum extent, the provisions in question shall be enforced to the maximum extent such provisions are enforceable.

10.10.      Force Majeure.  The provisions of this Section 10.10 shall be applicable if there shall occur during the Term any strike, boycott, lockout or other labor trouble; storm, fire, earthquake or Act of God; any riot, civil disturbance, or any act of war, terrorism or of the public enemy; the shortage, unavailability or disruption in the supply of labor, materials, fuels or the disruption of postal, electrical, telephone or other utility service; any future governmental law, ordinance, order rule or regulation; delay attributable to the failure to obtain any Operating Permit or any Approval for reasons that are not the fault of or beyond the reasonable control of the party obligated to obtain such Permit or Approval or any other cause or contingency beyond the respective parties’ control, but only during such time as such party is unable due to a specified reason herein to perform its obligations hereunder.  If the Operator or Owner shall, as the result of any of the above-described events, fail to timely perform any of its obligations under this Agreement, then, upon written notice to the other within five (5) Business Days of such event, such failure shall be excused and not be a breach of this Agreement by the party claiming Force Majeure, but only to the extent occasioned by such event.  Notwithstanding anything contained herein to the contrary, the provisions of this Section 10.10 shall not be applicable to the Operator’s or Owner’s obligation to make any payments to the other pursuant to the terms of this Agreement.

10.11.      Waiver.  None of the terms of this Agreement, including this Section 10.11, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

10.12.      Definitions.  All capitalized terms referenced or used in this Agreement and not specifically defined herein shall have the meaning set forth on Exhibit ”A”, which is attached hereto and incorporated herein by this reference.

10.13.      Governing Document.  This Agreement shall govern in the event of any inconsistency between this Agreement and any of the Exhibits attached hereto.

10.14.      Inspection of Facilities.  Owner shall have the right, at any time during the Term, to enter upon the Facilities or any portion thereof, to inspect same.

10.15.      Third-Party Beneficiaries.  There shall be no third-party beneficiaries with respect to this Agreement.

10.16.      Regulatory Information.  Owner and the Operator shall each provide to the other parties all information pertaining to this arrangement and the Business and as to their ownership structure, corporate structure, officers and directors, stockholders’ and partners’ identity, financing, transfers of interest, etc., as shall be required by any regulatory authority with jurisdiction over the other or with respect to any federal or state security law requirement.

10.17.      Successors and Assigns.  This Agreement and the rights of Owner and the Operator evidenced hereby shall inure to the benefit of and be binding upon the successors and, to the extent permitted hereunder, assigns of Owner and Operator.

10.18.      Dispute Resolution.  The parties hereto hereby agree that any controversy, dispute or claim arising out of or relating to this Agreement or any breach of this Agreement shall be resolved in accordance with the terms and provisions of this Section 10.18.

(a)           Agreement to Negotiate.  Before submitting any controversy, dispute or claim arising out of or relating to this Agreement or any breach of this Agreement to arbitration, the following procedures shall be followed:

i.                                          The party desiring to submit any such controversy, dispute or claim to arbitration (“Claimant”) first shall give written notice thereof to the other party (“Recipient”) setting forth in detail the pertinent facts and circumstances relating to such controversy, dispute or claim;

ii.                                       Recipient shall have a period of fifteen (15) days in which to consider the controversy, dispute or claim that is the subject of the notice and to furnish in writing to Claimant a written statement of Recipient’s position with respect thereto;

iii.                                    Within seven (7) days of Claimant’s receipt of Recipient’s written statement, Claimant and Recipient shall meet with a mediator, whose identity shall be mutually agreed upon by Claimant and Recipient, in an effort to resolve amicably any difference that may exist between the respective positions of Claimant and Recipient, and, if such resolution is not achieved, either or both of Claimant and Recipient shall have the right to submit the matter to arbitration.

(b)           Procedure for Arbitration.  Any controversy, dispute or claim arising out of or relating to this Agreement or any breach of this Agreement, including any dispute concerning the termination of this Agreement, that has not been resolved in accordance with Section 10.18(a) shall be settled by arbitration in Denver, Colorado in accordance with the commercial arbitration rules of the American Arbitration Association then existing.  In arbitration, this Agreement (including this provision providing for arbitration in the event of any controversy, dispute or claim arising out of or relating to this Agreement or any breach of this Agreement that has not been resolved in accordance with Section 10.18(a)) shall be specifically enforceable.  Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction.  The prevailing party to an arbitration proceeding commenced hereunder shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys’ fees) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are awarded by the arbitrator.

*         *          *          *          *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

OWNER:

DIAMOND JO WORTH, LLC

/s/ M. Brent Stevens
By:	M. Brent Stevens
Title:	Chief Executive Officer

OPERATOR:

PENINSULA GAMING PARTNERS, LLC

/s/ M. Brent Stevens
By:	M. Brent Stevens
Title:	Chief Executive Officer

EXHIBIT ”A”

Definitions

All capitalized terms referenced or used in the Agreement and not specifically defined therein shall have the meaning set forth below in this “Exhibit A”.  The article, section and paragraph and exhibit references herein refer to the Articles, Sections and Exhibits in and to the Agreement.

Affiliate.  The term “Affiliate” shall mean a Person that directly or indirectly, or through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person in question and any stockholder or partner of any Person referred to in the preceding clause owning more than twenty-five percent (25%) or more of (i) such Person if such Person is a publicly traded corporation or (ii) an ownership or beneficial interest in any other Person.

Agreement.  The term “Agreement” shall have the meaning set forth in the preamble.

Annual Plan.  The term “Annual Plan” shall have the meaning set forth in Section 4.14.

Approval.  The term Approval means any license (including the License), finding of suitability, qualification, approval or permit by or from any Gaming Authority.

Auditors.  The term “Auditors” shall mean a nationally recognized independent certified public accounting firm in the United States selected by Owner to prepare the audited annual Financial Statements, unless otherwise agreed by Owner and the Operator.

Bank Accounts.  The term “Bank Accounts” shall have the meaning set forth in Section 4.11.

Basic Management Fee.  The term “Basic Management Fee” shall have the meaning set forth in Section 5.02.

Books and Records.  The term “Books and Records” shall have the meaning set forth in Section 4.08.

Budget.  The term “Budget” means any budget contemplated by the Agreement that has been approved by Owner or has been arbitrated as set forth in the Agreement.

Business.  The term “Business” shall mean the conduct of all business operations at the Facilities, including Gaming Activities, food service, entertainment and parking activities.

Business Days.  The term “Business Days” shall mean all weekdays except those that are official holidays of the State of Louisiana or the U.S. government.  Unless specifically stated as “Business Days,” a reference to “days” means calendar days.

Cash Collateral and Disbursement Agreement.  The term “Cash Collateral and Disbursement Agreement” shall mean that certain Cash Collateral and Disbursement Agreement, dated as of July [  ], 2005, among Owner and U.S. Bank National Association.

Claim.  The term “Claim” shall mean any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against Operator, Owner, or their respective Indemnified Persons, jointly and severally, or individually, as the case may be, arising out of or based upon the ownership, condition or use of the Facilities or the operation or management of the Business, including, without limitation, injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Facilities or elsewhere, and any requirement or award relating to course of employment, working conditions, wages and/or compensation of employees or former employees at the Facilities.

Control.  The term “Control” (including derivations such as “Controlled” and “Controlling”) means with respect to a Person, the ownership of more than fifty percent (50%) or more of the beneficial interest or voting power of such Person.

Debt Service.  The term “Debt Service” shall mean payments (including without limitation, principal, interest and expense reimbursement) with respect to (i) capitalized leases, as defined in accordance with Generally Accepted Accounting Principles, and (ii) all third party borrowed funds related to the Business.

EBITDA.  The term “EBITDA” shall mean the earnings of the Business before interest, income taxes, depreciation and amortization; provided, however, that in calculating earnings hereunder, Management Fees payable under this Agreement shall not be deducted.

Employee.  The term “Employee” shall mean any employee of Owner engaged by the Operator to work in or about the Facilities in connection with the conduct of the Business.

Environmental Requirements.  The term “Environmental Requirements” means all applicable present and future statues, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation:  (i) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

Facilities.  The term “Facilities” shall mean the casino to be developed by Owner in Northwood, Worth County, Iowa after the date hereof.

FF&E.  The term “FF&E” shall mean all furniture, furnishings, equipment, and fixtures, including gaming equipment, computers, housekeeping and maintenance equipment, and other items necessary or appropriate to operate the Facilities.

Financial Statements.  The term “Financial Statements” shall mean an income statement, balance sheet and a sources and uses of cash statement, all prepared in conformity with Generally Accepted Accounting Principles and on a basis consistent in all material respects with that of the preceding period (except as to those changes or exceptions disclosed in such Financial Statements).

Fiscal Quarter.  The term “Fiscal Quarter” shall mean the four (4) quarters corresponding to the Fiscal Year commencing on January 1, April 1, July 1 and October 1 of each Fiscal Year.  In the event the Business opens on a date other than the first day of a Fiscal Quarter, “Fiscal Quarter” also shall refer to the period commencing on the Opening Date and ending on the last day of the calendar quarter (e.g., March 31, June 30, September 30 or December 31) in which the Opening Date occurs.

Fiscal Year.  The term “Fiscal Year” shall mean a period beginning and ending on January 1 and December 31, respectively.  In the event the Opening Date occurs on a date other than the first day of a Fiscal Year, “Fiscal Year” shall also refer to the period commencing on the Opening Date and ending on the last day of the calendar year in which the Opening Date occurs.  In the event this Agreement terminates on a date other than the last day of a calendar year, the term “Fiscal Year” shall include the period from the first day of the Fiscal Year during which this Agreement terminates to and including the date of such termination.

Force Majeure.  The term “Force Majeure” shall have the meaning set forth in Section 10.10.

Gaming Activities.  The term “Gaming Activities” shall mean the coin-operated machines and other casino-type games conducted by the Operator at the Facilities.

Gaming Authorities.  The term “Gaming Authorities” or “Authority” shall mean all agencies, authorities and instrumentalities of any state, nation or other governmental entity, or any subdivision thereof, regulating gaming or related activities in the United States and having jurisdiction over the Facilities or the Business.

Gaming Laws.  The term “Gaming Laws” shall mean any statute, ordinance, promulgation, law, rule, regulation, code, judicial or administrative precedent or order of any court or other body of the State of Iowa or agency or subdivision thereof which regulates the conduct of the Gaming Activities.

Generally Accepted Accounting Principles.  The term “Generally Accepted Accounting Principles” shall mean generally accepted accounting principles as established from time to time by the American Institute of Certified Public Accountants.

Governmental Authorities.  The term “Governmental Authorities” or “Authority” means the United States, the State of Iowa or any other political subdivision in which the Facilities are located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state, or local, having or exercising jurisdiction over Owner, the Operator or the Facilities, including without limitation, any Gaming Authority.

Governmental Requirements.  The term “Governmental Requirements” means all Laws and agreements with any Governmental Authority that are applicable to the acquisition, development, construction and/or renovation of the Facilities or the management or operation of the Facilities or the business including without limitation, all Required Contracts, Approvals and any rules, guidelines or restrictions created or imposed by Governmental Authorities.

Gross Revenue.  The term “Gross Revenue” means all of the revenue from the operation of the Business computed on an accrual basis from all business conducted upon, related to or from the Business in accordance with Generally Accepted Accounting Principles and shall include but not be limited to (i) the net win from gaming activities (which is the difference between gaming wins and losses), and (ii) the amount of all sales of food, beverages, goods, wares, services, or merchandise at or from the Facilities, less (a) fifty percent (50%) of any complimentaries and (b) deposits made in respect of progressive and other similar games except to the extent such deposits are allocable to expenses.  Gross Revenue shall not include:

(a)                                  Any gratuities, or service charges added to a customer’s bill or statement in lieu of gratuities, which are payable to Facilities employees;

(b)                                 An amount equal to all credits or refunds made to customers, guests or patrons;

(c)                                  All sums and credits received in settlement of claims for loss or damage of FF&E or to the physical plant of the Facilities, to the extent such sums and credits are in excess of the actual amount spent or owed to remediate such loss or damage;

(d)                                 All sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges collected from casino customers or collected by tenants or concessionaires of Owner at the Facilities;

(e)                                  Any and all income from the sale of FF&E outside the ordinary course of business;

(f)                                    Any uninsured compensation payments for claims against third parties arising out of or during the course of the operation of the Facilities (net of actual damages incurred);

(g)                                 Income and revenue of tenants, licensees and concessionaires of the Operator or Owner from the Facilities or any part thereof; provided, however, that all fees, rents, commissions, percentages or other payments received from any tenant, licensee or concessionaire shall be included in Gross Revenue;

(h)                                 Proceeds of financing, refinancing or sale of all or a portion of the business or the Facilities or any personal property contained therein outside the ordinary course of business;

(i)                                     Proceeds paid as a result of an insurable loss (unless paid for the loss or interruption of business and representing payment for damage for loss of income and profits of the Business) after deducting any expenses of adjustment and collection;

(j)                                     Operator Advances and any funds advanced or investments made by the Operator;

(k)                                  Proceeds of condemnation and eminent domain awards, net of fees and expenses thereunder; and

(l)                                     Interest.

Hazardous Material.  The term “Hazardous Material” means any substance:  (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or (ii) which is or becomes defined as a “hazardous waste,” “hazardous substance,” pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto, including without the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Louisiana or any political subdivision thereof; or (iv) the presence of which on or about the Facilities causes or threatens to cause a nuisance upon the Facilities or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Facilities; or (v) the presence of which on adjacent properties could constitute a trespass by Owner or Operator; or (vi) without limitation which contains gasoline, diesel fuel or other petroleum hydrocarbons, or any “regulated substance” as defined under the Underground Storage Tank Regulations, 40 C.F.R. §280.12; or (vii) without limitation which contains polychlorinated bipheynols (PCBs), asbestos or urea formaldehyde foam insulation.

Incentive Fee.  The term “Incentive Fee” shall have the meaning set forth in Section 5.03.

Indemnified Person.  The term “Indemnified Person” means as to either Owner or the Operator indemnified under Section 6.01 or Section 6.02, respectively, such party and any Affiliate of such party, and any agents, attorneys, officers, members, directors, stockholders, consultants or employees of such party or such Affiliate, and each person, if any, who controls such party within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934.

Jefferies Financing.  The term “Jefferies Financing” shall mean the securities to be placed by Jefferies & Company, Inc. for the purpose of developing the Facilities.

Law.  The term “Law” means any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial or administrative precedent, code, order, judgment, writ, injunction, decree, or award of any court or any other Governmental Authority, as well as the orders or requirements of any local board of fire underwriters or any other body which may exercise similar functions.

Lender.  The term “Lender” shall mean any Person that has extended credit to Owner secured by, among other things, a mortgage encumbering the Facilities.

Loan Documents.  The term “Loan Documents” means all of the documents evidencing, securing and relating to any indebtedness at any time (including indebtedness evidenced by the securities issued by Owner to effect the Jefferies Financing) owing by Owner to Lender, including without limitation, all promissory notes, loan agreements, mortgages, pledges, assignments, certificates, indemnities and other agreements.

Management Fees.  The term “Management Fees” shall mean the Basic Management Fee and the Incentive Fee and the Reimbursables.

Material Adverse Effect.  The term “Material Adverse Effect” shall mean any event, condition or occurrence reasonably expected to have a material adverse effect on (i) the condition (financial or otherwise), prospects, assets or properties of the Business, including the suspension of or material limitation on the operation thereof or (ii) this Agreement or the ability of the parties to consummate the transactions contemplated hereby.

Net Revenue.  The term “Net Revenue” shall mean the difference of (i) Gross Revenue, minus (ii) promotional expenses incurred in connection with the operation of the Business.

Opening Date.  The term “Opening Date” shall mean the first date a revenue-paying customer is admitted to the Facilities to participate in Gaming Activities.

Operating Expenses.  The term “Operating Expenses” shall mean those necessary or reasonable operating expenses, including without limitation, gaming and other taxes and governmental charges, costs of Operating Supplies, payroll and benefits, marketing, administration, maintenance, energy and all costs and expenses of licensing Owner’s or the Operator’ employees, incurred on behalf of Owner after the Opening Date in connection with conducting the Business and operating the Facilities, computed on an accrual basis, deductible under Generally Accepted Accounting Principles in determining “Operating Income” (as defined in casino industry practice) for purpose of preparing a statement of operations for the Business; provided, however, Operating Expenses shall not include depreciation or amortization with respect to the Facilities or the FF&E or Debt Service.

Operating Permits.  The term “Operating Permits” shall mean Operator Operating Permits and Owner Operating Permits.

Operating Supplies.  The term “Operating Supplies” shall mean gaming supplies, paper supplies, cleaning materials, food and beverage, fuel, marketing materials, maintenance supplies, linen, china, glassware, silverware, kitchen utensils, uniforms and all other consumable supplies and materials used in the operation of the Facilities.

Operator Advances.  The term “Operator Advances” shall have the meaning set forth in Section 2.03.02.

Operator Operating Permits.  The term “Operator Operating Permits” shall mean all licenses, permits, approvals, consents and authorizations which the Operator are required to obtain from any Governmental Authority to perform and carry out their obligations under this Agreement, including any permits or licenses the Operator are required by Law to obtain specifically related to the operation of a casino gaming operation.

Operator.  The term “Operator” shall have the meaning set forth in the preamble.

Owner.  The term “Owner” shall have the meaning set forth in the preamble.

Owner Operating Permits.  The term “Owner Operating Permits” shall mean all licenses, permits, approvals, consents and authorizations from Governmental Authorities that are necessary to own, open and occupy the Facilities and operate the Business, including any permits or licenses Owner is required by Law to obtain and have in effect specifically related to the operation of casino gaming facilities with respect thereto.

Owner’s Financial Obligations.  The term “Owner’s Financial Obligations” shall have the meaning set forth in Section 4.12(a).

Person.  The term “Person” shall mean any individual, partnership, corporation, association or other entity, including but not limited to, any government or agency or subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

Pre-Opening Expenses.  The term “Pre-Opening Expenses” shall have the meaning set forth in Section 2.03.01.

Pre-Opening Services.  The term “Pre-Opening Services” shall have the meaning set forth in Section 2.02.

Pre-Opening Services Fee.  The term “Pre-Opening Services Fee” shall have the meaning set forth in Section 2.04.

Reimbursables.  The term “Reimbursables” shall mean all (i) reasonable and documented out-of-pocket developmental, legal, licensure and other out-of-pocket costs and expenses incurred by Operator under this Agreement, and (ii) all reasonable and documented out-of-pocket tax preparation, accounting, legal and administrative fees and expenses incurred by Operator in connection with its direct or indirect ownership of Owner.

Related Contracts.  The term “Related Contracts” shall mean any agreements, contractual arrangements or Loan Documents between Owner and any Person that relate to the Facilities or the Business.

Target Date.  The term “Target Date” shall mean the earlier to occur of (y) the first date on which the casino to be developed at the Facilities shall be Operating (as such term is defined in the Cash Collateral and Disbursement Agreement), and (z) the Operating Deadline applicable to the casino (as such term is defined in the Cash Collateral and Disbursement Agreement).

Term.  The term “Term” shall have the meaning set forth in Section 1.01.

Transfer.  The term “Transfer” shall mean any sale, transfer, or assignment of an interest in the Business, made directly or indirectly.